Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations 708.483.1300 Ext 1331

TreeHouse Foods Completes Acquisition of S.T. Specialty Foods;
Amends and Increases Credit Facility to $750 Million
WESTCHESTER, Ill., October 28, 2010 /PRNewswire via COMTEX/ — TreeHouse Foods, Inc. (NYSE: THS) announced today that it has completed the previously announced acquisition of S.T. Specialty Foods for $180 million, plus up to an additional $15 million if the company achieves certain earnings targets for the 12 month period ending December 31, 2010. S.T. Specialty Foods, Inc., headquartered in Brooklyn Park, Minnesota, produces private label macaroni and cheese, skillet dinners and other value-added side dishes and salads.
Prior to the closing, on October 27, 2010, TreeHouse amended and restated its revolving credit facility. The Amended and Restated Credit Agreement extends the maturity of the Company’s revolving credit facility from August 31, 2011 until October 27, 2015 and increases the amount available under the revolving credit facility from $600 million to $750 million. The covenants under the Amended and Restated Credit Agreement are substantially consistent with those contained in the Company’s prior credit agreement. The interest rate under the Amended and Restated Credit Agreement is based on the Company’s consolidated leverage ratio, and will be determined by either LIBOR plus a margin ranging from 1.50% to 2.50%, or a base rate (as defined in the Amended and Restated Credit Agreement) plus a margin ranging from 0.50% to 1.50%.
The proceeds of the Amended and Restated Credit Agreement were used to refinance the Company’s existing credit facility, fund the acquisition purchase price, and pay related transaction costs. Upon closing of the S.T. Specialty Foods transaction, approximately $200 million of the Amended and Restated Credit Agreement remained undrawn and available.
About TreeHouse Foods
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks; instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.